Exhibit 10.1

[****] Certain information in this exhibit has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

SALES AND PURCHASE AGREEMENT BETWEEN

BITMAINTECH PTE. LTD.

(“Bitmain”) AND

Riot Blockchain, Inc (“Purchaser”)

1. Definitions and Interpretations	3
2. Sales of Product(s)	5
3. Prices and Terms of Payment	6
4. Shipping of Product(s)	6
5. Customs	7
6. Warranty	8
7 Representations and Warranties	10
8 Indemnification and Limitation of Liability	11
9 Distribution	12
10 Intellectual Property Rights	12
11 Confidential Information and Disclosure	13
12 Term and Termination of this Agreement	13
13 Contact Information	14
14 Compliance with Laws and Regulations	14
15 Force Majeure	16
16 Entire Agreement and Amendment	16
17 Assignment	16
18 Severability	16
19 Personal Data	16
20 Conflict with the Terms and Conditions	17
21 Governing Law and Dispute Resolution	17
22 Waiver	17
23 Counterparts and Electronic Signatures	18

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This agreement (this “Agreement”) is made on 2 December 2019 by and between Bitmaintech Pte. Ltd. (“Bitmain”) (UEN: 201610324R), with its principal place of business at 8 Kallang Avenue, Aperia Tower 1, #09-03/04, Singapore, 339509, and Riot Blockchain, Inc (the “Purchaser”) with its principal place of business at 834-F South Perry Street, Castle Rock, CO 80104, USA.

Bitmain and the Purchaser shall hereinafter collectively be referred to as the “Parties”, and individually as a “Party”.

Whereas:

1.	Purchaser fully understands the market risks, the price-setting principles and the market fluctuations relating to the Products sold under this Agreement.
2.	Purchaser has purchased Products through the website of Bitmain (i.e.,https://shop.bitmain.com/, similarly hereinafter), and is generally familiar with the purchase order processes of Bitmain’s website.
3.	Based on the above consensus, the Purchaser is willing to purchase and Bitmain is willing to supply cryptocurrency mining hardware and other equipment in accordance with the terms and conditions of this Agreement.

The Parties hereto agree as follows:

1.	Definitions and Interpretations

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity; and “Control” means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Applicable Law” means any treaty, law, decree, order, regulation, decision, statute, ordinance, rule, directive, code or other document that has legal force under any system of law, including, without limitation, local law, law of any other state or part thereof or international law, and which creates or purports to create any requirement or rule that may affect, restrict, prohibit or expressly allow the terms of this Agreement or any activity contemplated or carried out under this Agreement.

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“Bank Account” means the bank account information of Bitmain provided in Appendix A of this Agreement.

“Force Majeure” means in respect of either Party, any event or occurrence whatsoever beyond the reasonable control of that Party, which delays, prevents or hinders that Party from performing any obligation imposed upon that Party under this Agreement, including to the extent such event or occurrence shall delay, prevent or hinder such Party from performing such obligation, war (declared or undeclared), terrorist activities, acts of sabotage, blockade, fire, lightning, acts of god, national strikes, riots, insurrections, civil commotions, quarantine restrictions, epidemics, earthquakes, landslides, avalanches, floods, hurricanes, explosions and regulatory and administrative or similar action or delays to take actions of any governmental authority.

“Insolvency Event” in the context of the Purchaser means any of the following events:

i)	a receiver, receiver and manager, judicial manager, official manager, trustee, administrator or similar official is appointed, or steps are taken for such appointment, over all or any part of the assets, equipment or undertaking of the Purchaser;
ii)	if the Purchaser stops or suspends payments to its creditors generally, is unable to or admits its inability to pay its debts as they fall due, seeks to enter into any composition or other arrangement with its creditors, is declared or becomes bankrupt or insolvent or enters into liquidation;
iii)	a petition is presented, a proceeding is commenced, an order is made or an effective resolution is passed or any other steps are taken by any person for the liquidation, winding up, insolvency, judicial management, administration, reorganisation, reconstruction, dissolution or bankruptcy of the Purchaser, otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction; or
iv)	if any event, process or circumstance analogous or having a substantially similar effect to any of the above, in any applicable jurisdiction, commences or exists.

“Intellectual Property Rights” means any and all intellectual property rights, including but not limited to those concerning inventions, patents, utility models, registered designs and models, engineering or production materials, drawings, trademarks, service marks, domain names, applications for any of the foregoing (and the rights to apply for any of the foregoing), proprietary or business sensitive information and/or technical know-how, copyright, authorship, whether registered or not, and any neighbor rights.

“Order” means the Purchaser’s request to Bitmain for certain Product(s) in accordance with this Agreement.

“Order Confirmation” means Bitmain’s acceptance of the Order.

“Product(s)” means the merchandise that Bitmain will provide to the Purchaser in accordance with this Agreement.

“Total Purchase Price” means the aggregate amount payable by the Purchaser as set out in Appendix A of this Agreement.

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“Warranty Period” means the period of time that the Product(s) are covered by the warranty granted by Bitmain or its Affiliates in accordance with Clause 6 of this Agreement.

“Warranty Start Date” means the date on which the Product(s) are delivered to the carrier. Interpretations:

i)	Words importing the singular include the plural and vice versa where the context so requires.
ii)	The headings in this Agreement are for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.
iii)	References to Clauses are references to Clauses of this Agreement.
iv)	Unless specifically stated otherwise, all references to days shall mean calendar days.
v)	Any reference to a code, law, statute, statutory provision, statutory instrument, order, regulation or other instrument of similar effect shall include any re-enactment or amendment thereof for the time being in force.

2.	Sales of Product(s)

Bitmain will provide the Product(s) set forth in Appendix A (attached hereto as part of this Agreement) to the Purchaser in accordance with provisions of Clause 2, Clause 3, Clause 4, Clause 5 and Appendix A of this Agreement, and the Purchaser shall make payment in accordance with the terms specified in this Agreement.

2.1.	Both Parties agree that the Product(s) shall be sold in accordance with the following steps:
(i)	The Purchaser shall place the Order through Bitmain’s website or through other methods accepted by Bitmain, and such Order shall constitute an irrevocable offer to purchase specific Product(s) from Bitmain.
(ii)	After receiving the Order, Bitmain will send an order receipt confirmation email to the Purchaser. The Purchaser’s Order will be open and valid for Bitmain to issue an Order Confirmation for a period of twenty-four (24) hours after its placement, and prior to the expiration of such period, Bitmain will have the right to cancel the Order at its sole discretion.
(iii)	The Purchaser’s Order shall be deemed accepted by Bitmain upon Bitmain’s issuance of the Order Confirmation and the Purchaser shall pay the Total Purchase Price in accordance with Appendix A of this Agreement.
(iv)	Upon receipt of the Total Purchase Price, Bitmain will provide a payment receipt to the Purchaser.
(v)	Bitmain will send a shipping confirmation to the Purchaser after it has delivered the Product(s) to the carrier.

2.2.	Both Parties acknowledge and agree that the order receipt confirmation shall not constitute nor be construed as Bitmain’s acceptance of the Purchaser’s Order, but mere acknowledgement of the receipt of the Purchaser’s Order.

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2.3.	Both Parties acknowledge and agree that in case of product unavailability, Bitmain shall have the right to cancel the Order after it has issued the order receipt confirmation without any penalty or liability.

2.4.	The Purchaser acknowledges and confirms that the Order is irrevocable and cannot be cancelled by the Purchaser, and that the Product(s) ordered are neither returnable nor refundable. All sums paid by the Purchaser to Bitmain shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason except for non-shipment of the Products pursuant to Section 4.3. Payment of Total Purchase Price is not refundable, save as otherwise mutually agreed by the Parties or Bitmain’s non-shipment of the Products pursuant to Section 4.3.

3.	Prices and Terms of Payment
3.1	The Purchaser shall pay the Total Purchase Price in accordance with Appendix A of this Agreement.

3.2	The Parties understand and agree that the applicable prices of the Product(s) are inclusive of applicable bank transaction fees, export duties, but are exclusive of any and all applicable import duties, taxes and governmental charges. The Purchaser shall pay or reimburse Bitmain for all taxes levied on or assessed against the amounts payable hereunder. If any payment is subject to withholding, the Purchaser shall pay such additional amounts as necessary, to ensure that Bitmain receives the full amount it would have received had payment not been subject to such withholding.

4.	Shipping of Product(s)
4.1	The Purchaser must indicate place of delivery, and Bitmain will ship the Product(s) to such designated place. If the Purchaser fails to provide Bitmain with the delivery place or the delivery place provided by the Purchaser is a false address or does not exist, Bitmain may issue the Purchaser a notice of self-pick-up (which shall specify the self- pick-up location) and ask the Purchaser to pick up the Products itself. The earliest date for self-pick-up mentioned in the above notice shall be deemed as the delivery date. Bitmain shall be deemed to have completed the delivery obligation under this Agreement when the Purchaser receives the above notice. The Purchaser shall pick up all the Products within five (5) working days after receiving the notice from Bitmain. Otherwise, Bitmain is entitled to charge the Purchaser the storage fee, warehousing charge and other fees according to the standard of USD 2/ unit / day.

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4.2	Subject to the limitations stated in Appendix A, the terms of delivery of the Product(s) shall be CIP (carriage and insurance paid according to Incoterms 2010). Once the Product(s) have been delivered to the carrier and the full purchase price of the Products is adequately covered by insurance during international transport with the beneficiary of such insurance being the Purchaser, Bitmain shall have fulfilled its obligation to supply the Product(s) to the Purchaser, and the title and risk of loss or damage to the Product(s) shall pass to the Purchaser.
4.3	All delivery dates in Appendix A are estimated, but not guaranteed. In the case that Purchaser has fulfilled its payment obligations in accordance with the terms and conditions of this Agreement and Bitmain fails to deliver the Products within the shipping period listed in Appendix A, the Purchaser is entitled to submit a written reminder to Bitmain. If Bitmain fails to deliver the Products within 5 days after receiving the written reminder from the Purchaser, the Purchaser is entitled to: (i) request to terminate this Agreement and require Bitmain to return the amounts paid by the Purchaser without setoff or adjustment (Bitmain shall not pay any interests in this respect), or (ii) continue to perform this Agreement and require Bitmain to deliver the Products.

4.4	Bitmain shall not be responsible for any delivery delay caused by the Purchaser or any third party, including but not limited to the carrier, the customs, and the import brokers, nor shall it be liable for damages, whether direct, indirect, incidental, consequential, or otherwise, for any failure, delay or error in delivery of any Product(s) for any reason whatsoever.

4.5	Subject to the Products being adequately covered by insurance during delivery of the Products to the Purchaser, Bitmain shall not be responsible and the Purchaser shall be fully and exclusively responsible for any loss of Product(s), personal injury, property damage, other damage or liability caused by the Product(s) or the transportation of the Product(s) either to the Purchaser or any third party, or theft of the Product(s) during transportation from Bitmain to the Purchaser.

4.6	Bitmain has the right to discontinue the sale of the Product(s) and to make changes to its Product(s) at any time, without prior approval from or notice to the Purchaser.

4.7	If the Product(s) is rejected and/or returned back to Bitmain because of any reason and regardless of the cause of such delivery failure, the Purchaser shall be solely and exclusively liable for and shall defend, fully indemnify and hold harmless Bitmain against any and all related expenses, fees, charges and costs incurred, arising out of or incidental to such rejection and/or return (the “Return Expense”). Furthermore, if the Purchaser would like to ask for Bitmain’s assistance in redelivering such Product(s) or assist in any other manner, and if Bitmain at its sole discretion decides to provide this assistance, then in addition to the Return Expense, the Purchaser shall also pay Bitmain an administrative fee in accordance with Bitmain’s then applicable internal policy.

5.	Customs
5.1	Bitmain shall obtain in due time and maintain throughout the term of this Agreement (if applicable), any and all approvals, permits, authorizations, licenses and clearances for the export of the Product(s) that are required to be obtained by Bitmain or the carrier under Applicable Laws.

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5.2	The Purchaser shall obtain in due time and maintain throughout the term of this Agreement (if applicable), any and all approvals, permits, authorizations, licenses and clearances required for the import of the Product(s) to the country of delivery as indicated in the Shipping Information, that are required to be obtained by the Purchaser or the carrier under Applicable Laws, and shall be responsible for any and all additional fees, expenses and charges in relation to the import of the Product(s).

6.	Warranty
6.1	Bitmain warrants to the Purchaser that during the Warranty Period, each Product will conform to the applicable product requirements and specifications and perform and operate as intended and as set forth on Bitmain’s website for each Product. The Warranty Period shall start on the Warranty Start Date and end on the 180th day after the Warranty Start Date or 90 days after return shipment of a repaired Product covered by this warranty. During the Warranty Period, the Purchaser’s sole and exclusive remedy, and Bitmain’s entire liability, will be to repair or replace, at Bitmain’s option, the defective part/component of the Product(s) or the defective Product(s) at no charge to the Purchaser including, but not limited to, any applicable testing or shipping charges.

6.2	The Parties acknowledge and agree that the warranty provided by Bitmain as stated in the preceding paragraph does not apply to the following items caused by the Purchaser:
(i)	normal wear and tear;
(ii)	damage resulting from accident, abuse, misuse, neglect, improper handling or improper installation;
(iii)	damage or loss of the Product(s) caused by undue physical or electrical stress, including but not limited to moisture, corrosive environments, high voltage surges, extreme temperatures, shipping, or abnormal working conditions;

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(iv)	damage or loss of the Product(s) caused by acts of nature including, but not limited to, floods, storms, fires, and earthquakes;
(v)	damage caused by operator error, or non-compliance with instructions as set out in accompanying documentation;
(vi)	alterations by persons other than Bitmain, associated partners or authorized service facilities;
(vii)	Product(s), on which the original software has been replaced or modified by persons other than Bitmain, associated partners or authorized service facilities;
(viii)	use of counterfeit products;
(ix)	damage or loss of data due to interoperability with current and/or future versions of operating system, software and/or hardware;
(x)	damage or loss of data caused by improper usage and behavior which is not recommended and/or permitted in the product documentation;
(xi)	failure of the Product(s) caused by usage of products not supplied by Bitmain; and
(xii)	hash boards or chips are burnt.

In case the warranty is voided, Bitmain may, at its sole discretion, provide repair service to the Purchaser, and the Purchaser shall bear all related expenses and costs.

6.3	Notwithstanding anything to the contrary herein, the Purchaser acknowledges and agrees that the Product(s) provided by Bitmain do not guarantee any cryptocurrency mining time and, Bitmain shall not be liable for any cryptocurrency mining time loss or cryptocurrency mining revenue loss that are caused by downtime of any part/component of the Product(s). Bitmain does not warrant that the Product(s) will meet the Purchaser’s requirements or the Product(s) will be uninterrupted or error free. Except as provided in Clause 6.1 of this Agreement, Bitmain makes no warranties to the Purchaser with respect to the Product(s), and no warranties of any kind, whether written, oral, express, implied or statutory, including warranties of merchantability, fitness for a particular purpose or non-infringement or arising from course of dealing or usage in trade shall apply.

6.4	In the event of any ambiguity or discrepancy between this Clause 6 of this Agreement and Bitmain’s After-sales Service Policy from time to time, it is intended that the After-sales Service Policy shall prevail and the Parties shall comply with and give effect to the After-sales Service Policy.

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7	Representations and Warranties

The Purchaser makes the following representations and warranties to Bitmain:

7.1	It has the full power and authority to purchase the Products and carry on its businesses.

7.2	The obligations expressed to be assumed by it under this Agreement are legal, valid, binding and enforceable obligations.

7.3	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

7.4	The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:
(i)	any Applicable Law;
(ii)	its constitutional documents; or
(iii)	any agreement or instrument binding upon it or any of its assets.

7.5	All authorizations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights under and comply with its obligations under this Agreement;
(ii)	to ensure that those obligations are legal, valid, binding and enforceable; and
(iii)	to make this Agreement admissible in evidence in its jurisdiction of incorporation,have been or will have been by the time, obtained or effected and are, or will be by the appropriate time, in full force and effect.

7.6	It is not aware of any circumstances which are likely to lead to:
(i)	any authorization obtained or effected not remaining in full force and effect;
(ii)	any authorization not being obtained, renewed or effected when required or desirable; or any authorization being subject to a condition or requirement which it does not reasonably expect to satisfy or the compliance with which has or could reasonably be expected to have a material adverse effect.

7.7	It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Singapore (“Sanctions”), including by being listed on the Specially Designated Nationals and Blocked Persons (SDN) List maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions, and (b) the purchase of the Product(s) will not violate any Sanctions or import and export control related laws and regulations.

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7.8	All information supplied by the Purchaser is and shall be true and correct, and the information does not contain and will not contain any statement that is false or misleading.

8	Indemnification and Limitation of Liability
8.1	Each party shall, during the term of this Agreement and at any time thereafter, indemnify and save each other harmless from and against any and all damages, suits, claims, judgments, liabilities, losses, fees, costs or expenses of any kind, including legal fees, whatsoever arising out of or incidental to the Products pursuant to this Agreement, including but not limited, to any Product(s) infringing on Intellectual Property Rights of a third party.

8.2	Notwithstanding anything to the contrary herein, neither party shall under no circumstances, be liable to each other for any consequential loss, or loss of goodwill, business, anticipated profits, revenue, contract, or business opportunity arising out of or in connection with this Agreement, and each party hereby waives any claim it may at any time have against the other in respect of any such damages. The foregoing limitation of liability shall apply whether in an action at law, including but not limited to contract, strict liability, negligence, willful misconduct or other tortious action, or an action in equity.

8.3	Each Parties’ cumulative aggregate liability pursuant to this Agreement, whether arising from tort, breach of contract or any other cause of action shall be limited to and not exceed the amount of one hundred percent (100%) of the Total Purchase Price actually received by Bitmain from the Purchaser and paid by the Purchaser to Bitmain for the Product(s).

8.4	The Product(s) are not designed, manufactured or intended for use in hazardous or critical environments or in activities requiring emergency or fail-safe operation, such as the operation of nuclear facilities, aircraft navigation or communication systems or in any other applications or activities in which failure of the Product(s) may pose the risk of environmental harm or physical injury or death to humans. Bitmain specifically disclaims any express or implied warranty of fitness for any of the above described application and any such use shall be at the Purchaser’s sole risk.

8.5	The above limitations and exclusions shall apply (1) notwithstanding failure of essential purpose of any exclusive or limited remedy; and (2) whether or not such party has been advised of the possibility of such damages. This Clause allocates the risks under this Agreement and the pricing reflects this allocation of risk and the above limitations.

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9	Distribution
9.1	This Agreement does not constitute a distributor agreement between Bitmain and the Purchaser. Therefore, the Purchaser is not an authorized distributor of Bitmain.

9.2	The Purchaser shall in no event claim or imply to a third party that it is an authorized distributor of Bitmain or Bitmain (Antminer) or any similar terms, or perform any act that will cause it to be construed as an authorized distributor of Bitmain or Bitmain (Antminer). As between the Purchaser and Bitmain, the Purchaser shall be exclusively and fully responsible for complying with the Applicable Laws regarding repackaging the Product(s) for the Purchaser’s redistribution needs, and shall be solely liable for any and all liabilities or costs directly incurred or incidental to such redistribution.

10	Intellectual Property Rights
10.1	The Parties agree that the Intellectual Property Rights in any way contained in the Product(s), made, conceived or developed by Bitmain and/or its Affiliates for the Product(s) under this Agreement and/or, achieved, derived from, related to, connected with the provision of the Product(s) by Bitmain and/or acquired by Bitmain from any other person in performance of this Agreement shall be the exclusive property of Bitmain and/or its Affiliates.

10.2	Notwithstanding anything to the contrary herein, all Intellectual Property Rights in the Product(s) shall remain the exclusive property of Bitmain and/or its licensors. Except for licenses explicitly identified in Bitmain’s shipping confirmation or in this Clause 10.2, no rights or licenses are expressly granted, or implied, whether by estoppel or otherwise, in respect of any Intellectual Property Rights of Bitmain and/or its Affiliates or any Intellectual Property residing in the Product(s) provided by Bitmain to the Purchaser, including in any documentation or any data furnished by Bitmain. Bitmain grants the Purchaser a non-exclusive, non-transferrable, royalty- free and irrevocable license of Bitmain and/or its Affiliates’ Intellectual Property Rights to solely use the Product(s) delivered by Bitmain to the Purchaser for their ordinary function, and subject to the Clauses set forth herein. The Purchaser shall in no event violate the Intellectual Property Rights of Bitmain and/or its licensors.

10.3	If applicable, payment by the Purchaser of non-recurring charges to Bitmain for any special designs, or engineering or production materials required for Bitmain’s performance of Orders for customized Product(s), shall not be construed as payment for the assignment from Bitmain to the Purchaser of title to the design or special materials. Bitmain shall be the sole owner of such special designs, engineering or production materials.

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11	Confidential Information and Disclosure

11.1	All information concerning this Agreement and matters pertaining to or derived from the provision of Product(s) pursuant to this Agreement between the Parties, whether in oral or written form, or in the form of drawings, computer programs or other, as well as all data derived therefrom (“Confidential Information”), shall be deemed to be confidential and, as such, may not be divulged to any unauthorized person. The Parties undertake and agree to take all reasonable and practicable steps to ensure and protect the confidentiality of the Confidential Information which cannot be passed, sold, traded, published or disclosed to any unauthorized person.
11.2	Notwithstanding Section 11.1, Bitmain acknowledges and agrees that Purchaser is a U.S. publicly traded company and may be required to disclose this Agreement and its related terms, in order to comply with applicable securities laws, including its disclosure obligations under the U.S. Securities Exchange Act of 1934, as amended.

12	Term and Termination of this Agreement
12.1	This Agreement will be effective upon Bitmain’s issuance of the shipping confirmation to the Purchaser, provided that if there is more than one shipping confirmation, this Agreement will be effective to the Products contained in each shipping confirmation upon Bitmain’s issuance of the respective shipping confirmation to the Purchaser.

12.2	Bitmain shall be entitled to terminate this Agreement with immediate effect upon written notice to the Purchaser if:
(i)	the Purchaser fails to comply in any material respect of this Agreement, and where that failure is capable of being remedied, fails to remedy it within thirty (30) days of being required by Bitmain to do so;
(ii)	it is or becomes unlawful for the Purchaser to perform or comply with any of its material obligations under this Agreement or all or a material part of the obligations of the Purchaser under this Agreement are not or cease to be valid, binding and enforceable; or
(iii)	an Insolvency Event occurs in respect of the Purchaser.

12.3	The Purchaser shall be entitled to terminate this Agreement with immediate effect upon written notice to Bitmain if Bitmain fails to deliver the Product(s) to the carrier in accordance with the delivery dates indicated in the shipping confirmation, and fails to remedy it within the time period pursuant to Section 4.3 of being required by the Purchaser to do so.

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12.4	This Agreement shall also be automatically terminated between the Parties if the Order is cancelled because of any reason stated in this Agreement.

12.5	Termination of this Agreement shall be without prejudice to the rights and liabilities of the Parties accrued prior to or as a result of such termination, including those related to antecedent breaches. Termination of this Agreement for any cause or otherwise shall not release a Party from any liability which at the time of termination has already accrued to the other Party or which thereafter may accrue in respect of any act or omission prior to such termination. The rights and obligations of the Parties under Clause 1 (Definitions and Interpretations), Clause 10 (Intellectual Property Rights), Clause 11 (Confidential Information and Disclosure), Clause 12 (Term and Termination of this Agreement), Clause 13 (Contact Information), Clause 14 (Compliance with Laws and Regulations) and Clause 21 (Governing Law and Dispute Resolution) shall survive the termination of this Agreement.

13	Contact Information

All communications in relation to this Agreement shall be made to the following contacts:

Purchaser’s business contact:

Name: Jeff McGonegal Phone: +1 720-370-2653

Email: jmcgonegal@riotblockchain.com

Bitmain’s business contact:

Name: Peng LI

Phone: [****]

Email: [*****]

14	Compliance with Laws and Regulations
14.1	The Purchaser undertakes that it will fully comply with all Applicable Laws in relation to export and import control and Sanctions and shall not take any action that would cause Bitmain or any of its Affiliates to be in violation of any export and import control laws or Sanctions. The Purchaser shall also be fully and exclusively liable for and shall defend, fully indemnify and hold harmless Bitmain and/or its Affiliates from and against any and all claims, demands, actions, costs or proceedings brought or instituted against Bitmain and/or its Affiliates arising out of or in connection with any breach by the Purchaser or the carrier of any Applicable Laws in relation to export and import control or Sanction.

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14.2	The Purchaser acknowledges and agrees that the Product(s) in this Agreement are subject to the export control laws and regulations of all related countries, including but not limited to the Export Administration Regulations (“EAR”) of the United States. Without limiting the foregoing, the Purchaser shall not, without receiving the proper licenses or license exceptions from all related governmental authorities, including but not limited to the U.S. Bureau of Industry and Security, distribute, re- distribute, export, re-export, or transfer any Product(s) subject to this Agreement either directly or indirectly, to any national of any country identified in Country Groups D:1 or E:1 as defined in the EARs. In addition, the Product(s) under this Agreement may not be exported, re-exported, or transferred to (a) any person or entity listed on the “Entity List”, “Denied Persons List” or the SDN List as such lists are maintained by the U.S. Government, or (b) an end-user engaged in activities related to weapons of mass destruction. Such activities include but are not necessarily limited to activities related to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production, or use of missiles or support of missiles projects; and (3) the design, development, production, or use of chemical or biological weapons. The Purchaser further agrees that it will not do any of the foregoing in violation of any restriction, law, or regulation of the European Union or an individual EU member state that imposes on an exporter a burden equivalent to or greater than that imposed by the

U.S. Bureau of Industry and Security.

14.3	The Purchaser undertakes that it will not take any action under this Agreement or use the Product(s) in a way that will be a breach of any anti-money laundering laws, any anti-corruption laws, and/or any counter-terrorist financing laws.

14.4	The Purchaser warrants that the Product(s) have been purchased with funds that are from legitimate sources and such funds do not constitute proceeds of criminal conduct, or realizable property, or proceeds of terrorism financing or property of terrorist, within the meaning given in the Corruption, Drug Trafficking and Other Serious Crimes (Confiscation of Benefits) Act (Chapter 65A) and the Terrorism (Suppression of Financing) Act (Chapter 325), respectively. The Purchaser understands that if any Person resident in Singapore knows or suspects or has reasonable grounds for knowing or suspecting that another Person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the Person will be required to report such knowledge or suspicion to the Suspicious Transaction Reporting Office, Commercial Affairs Department of the Singapore Police Force. The Purchaser acknowledges that such a report shall not be treated as breach of confidence or violation of any restriction upon the disclosure of information imposed by any Applicable Law, contractually or otherwise.

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15	Force Majeure
15.1	To the extent that a Party is fully or partially delayed, prevented or hindered by an event of Force Majeure from performing any obligation under this Agreement (other than an obligation to make payment), subject to the exercise of reasonable diligence by the affected Party, the failure to perform shall be excused by the occurrence of such event of Force Majeure. A Party claiming that its performance is excused by an event of Force Majeure shall, promptly after the occurrence of such event of Force Majeure, notify the other Party of the nature, date of inception and expected duration of such event of Force Majeure and the extent to which the Party expects that the event will delay, prevent or hinder the Party from performing its obligations under this Agreement. The notifying Party shall thereafter use its best effort to eliminate such event of Force Majeure and mitigate its effects.

15.2	The affected Party shall use reasonable diligence to remove the event of Force Majeure, and shall keep the other Party informed of all significant developments.

16	Entire Agreement and Amendment

This Agreement, constitutes the entire agreement of the Parties hereto and can only be amended with the written consent of both Parties or otherwise as mutually agreed by both Parties.

17	Assignment

Bitmain may freely assign this Agreement in whole or in part to its Affiliates or to any third party. The Purchaser may not assign this Agreement in whole or in part without Bitmain’s prior written consent.

18	Severability

To the extent possible, if any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part by a court, the provision shall apply with whatever deletion or modification is necessary so that such provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. The remaining provisions of this Agreement shall not be affected and shall remain in full force and effect.

19	Personal Data

Depending on the nature of the Purchaser’s interaction with Bitmain, some examples of personal data which Bitmain may collect from the Purchaser include the Purchaser’s name and identification information, contact information such as the Purchaser’s address, email address and telephone number, nationality, gender, date of birth, and financial information such as credit card numbers, debit card numbers and bank account information.

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Bitmain generally does not collect the Purchaser’s personal data unless (a) it is provided to Bitmain voluntarily by the Purchaser directly or via a third party who has been duly authorized by the Purchaser to disclose the Purchaser’s personal data to Bitmain (the Purchaser’s “authorized representative”) after (i) the Purchaser (or the Purchaser’s authorized representative) has been notified of the purposes for which the data is collected, and (ii) the Purchaser (or the Purchaser’s authorized representative) has provided written consent to the collection and usage of the Purchaser’s personal data for those purposes, or

(b) collection and use of personal data without consent is permitted or required by related laws. Bitmain shall seek the Purchaser’s consent before collecting any additional personal data and before using the Purchaser’s personal data for a purpose which has not been notified to the Purchaser (except where permitted or authorized by law).

20	Conflict with the Terms and Conditions

In the event of any ambiguity or discrepancy between the Clauses of this Agreement and the Terms and Conditions from time to time, it is intended that the Clauses of this Agreement shall prevail and the Parties shall comply with and give effect to this Agreement.

21	Governing Law and Dispute Resolution
21.1	This Agreement shall be solely governed by and construed in accordance with the laws of Singapore. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

21.2	Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination hereof or any dispute regarding non-contractual obligations arising out of or relating to this Agreement shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (SIAC) under the SIAC Arbitration Rules in force when the notice of arbitration is submitted. The law of this arbitration clause shall be Singapore law. The seat of arbitration shall be Singapore. The arbitration proceedings shall be conducted in English. The number of arbitrators shall be three unless otherwise subsequently agreed in writing by the Parties.

22	Waiver

Failure by either Party to enforce at any time any provision of this Agreement, or to exercise any election of options provided herein shall not constitute a waiver of such provision or option, nor affect the validity of this Agreement or any part hereof, or the right of the waiving Party to thereafter enforce each and every such provision or option.

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23	Counterparts and Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement. The email or other electronically delivered signatures of the Parties shall be deemed to constitute original signatures, or electronic copies hereof shall be deemed to constitute duplicate originals.

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Signed for and on behalf of Bitmain

Bitmaintech Pte. Ltd.

Signature	/s/ Jihan Wu
Title	Co-founder

Signed for and on behalf of the Purchaser

The Purchaser

Signature By	/s/ Jeff McGonegal
Title	C.E.O.

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APPENDIX A

1.	Per the Purchaser’s request, Bitmain will provide the following Product(s) upon full payment in accordance with the terms specified hereunder:

Description of Product(s)	Price
	Unit price	Units	Total

Antminer S17 pro****	US$ 1,564.56	3,000	US$ 4,693,690.00
First Carrier: Estimated Shipping cost to USA via Aircargo			US$ 140,604.75
TOTAL PURCHASE PRICE: US$ 4,369,233.75
Estimated Shipping Time (Delivery Date): before 11 Dec 2019

**** Certain product specifications, including specific model variant numbers and the corresponding number of such model variants of the Antminer S17 Pro digital currency miners purchased by Riot under this Agreement have been omitted from this table to protect Riot from the competitive harm which would occur if such specific information was disclosed to the public.

2.	Where the actual Products provided by Bitmain are not in consistence with the description listed in Article 1 of Appendix 1, provided that all the following three requirements are met, the unit price and/or quantity of the Products can be adjusted by Bitmain based on the actual type of the Products before delivery. The types, quantity and unit price of the actual delivered Products shall be subject to the statement issued by Bitmain. the Purchaser shall not refuse to accept the Products on the grounds that the types, quantity and/or unit price of the actual delivered Products are inconsistent with Article 1 of Appendix 1:
(1)	The total hashrate of the Products actually delivered by Bitmain to the Purchaser shall not be less than the total hashrate as stipulated in Article 2 of Appendix A;
(2)	The Products actually delivered by Bitmain to the Purchaser are S17 pro series Products.

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(3)	The total price of the Products actually delivered by Bitmain to the Purchaser shall not exceed the Total Purchase Price of the Products as stipulated in Article 1 of Appendix A.

3.	Bitmain’s BANK ACCOUNT info:

Account Name: [****]

ACCOUNT NO: [****]

BANK: [****]

CORRESPONDING BANK: [****]

CORRESPONDING BANK SWIFT: [****]

SWIFT CODE: [****]

BANK ADDRESS: [****]

4.	The payment shall be arranged by the Purchaser as follows: one hundred percent (100%) of the Total Purchase Price of the Product(s) as listed above shall be paid as non-refundable down payment (unless otherwise explicitly specified in this Agreement)

within [3] working days upon the placement of the Order by the Purchaser, otherwise the Order will be cancelled and Bitmain shall not be required to review and/or to confirm the Order by issuing an Order Confirmation. Payments shall be paid in United States Dollars (USD) by wire transfer to Bitmain’s Bank Account.

5.	Without prejudice to the above, the unit price and the Total Purchase Price of the Product(s) and any amount paid by the Purchaser shall be all denominated in USD. Where the Parties agree that the payments shall be made in cryptocurrencies, the exchange rate between the USD and the cryptocurrency selected shall be determined and calculated as follows: (1) in the event that the Purchaser pays for any order placed on Bitmain’s official Website (the “Website”) which is valid and has not been fully paid yet, the exchange rate between United States Dollars and the cryptocurrency fixed in such placed order shall apply, or (2) in any other case, the real time exchange rate between the USD and the cryptocurrency displayed on the Website upon payment shall apply. The exchange rate between the USD and the cryptocurrency shall be fixed according to this provision. In any circumstance, the Purchaser shall not ask for any refund due to the change of exchange rate.